Exhibit 99.1

FOR IMMEDIATE RELEASE:

Einstein Noah Restaurant Group Reports First Quarter 2014 Financial Results

LAKEWOOD, Colo. – May 1, 2014 – Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, today reported financial results for the first quarter ended April 1, 2014.

Highlights for the First Quarter 2014 Compared to the First Quarter 2013:

•	Total revenues increased $3.5 million, or 3.3%, to $109.9 million from $106.4 million.

•	System-wide comparable store sales increased 1.6%. Company-owned comparable store sales increased 1.7%.

•	Adjusted EBITDA was $10.1 million compared to $10.4 million in the prior year, reflecting store-level investments to ensure operational excellence and foster greater brand awareness. (*)

•	Net income was $2.1 million or $0.11 per diluted share compared to net income of $2.4 million or $0.14 per diluted share. Net income in the first quarter 2014 included pre-tax senior management transition costs of $1.1 million or $0.04 per diluted share after-tax.

•	13 system-wide openings compared to 11 system-wide openings in the prior year.

•	The Company paid a total of $2.3 million of regular quarterly dividends.

Michael Arthur, Interim President and Chief Executive Officer, stated, “We grew total revenues by 3.3% over the prior year by realizing the fruits of our topline strategies and delivered our strongest Company-owned comparable store sales gain since the first quarter of 2008 of 1.7% despite unfavorable weather. Restaurant gross margins were equal or better than prior periods when normalized for one-time events, up front investments, and the timing of expenditures.”

Arthur continued, “We are investing in our corporate store base, on the heels of a successful remodeling initiative in our 12-store Orlando market, where we experienced a profitable sales lift on an average expenditure of $115,000 per store remodel. We now plan to remodel at least 20 additional stores, and with continued success, we may remodel as many as 75 Company-owned stores during 2014 to further enhance our brand image. This opportunistic investing is reflected in our updated capital expenditure guidelines.”

Arthur concluded, “Our strong free cash flows not only enable us to invest in our existing store assets, and pay corporate dividends, but also allow us to build new Company-owned stores. We plan to open 75 to 85 new stores during 2014, including 15 to 20 new corporate locations based upon continued use of a more disciplined site selection process. Stricter real estate criteria and new store training teams yielded higher sales volumes of more than 10% per store for our 2013 class and we are hopeful for similar outperformance with respect to our 2014 class. Our lead indicators, such as customer satisfaction and management bench strength, give us confidence in our growth objectives.”

First Quarter 2014 Financial Results

Total revenues increased 3.3% to $109.9 million from $106.4 million compared to the same period last year, and consisted of a 2.5% increase in Company-owned restaurant sales, a 3.2% increase in manufacturing revenues, and a 28.8% increase in franchise and license related revenues.

System-wide comparable store sales increased 1.6%, despite unfavorable weather. Company-owned comparable stores sales increased 1.7%, with an estimated negative weather impact of 1.3%. Company-owned comparable store sales grew at their fastest pace since the first quarter of 2008 and exceeded the industry benchmark for the first quarter of 2014. A favorable sales mix combined with a moderate price increase to offset inflation generated an average check increase near 5.3% which was partially offset by a decline in transactions. Although the increase in comparable store sales for the quarter is viewed favorably, continuous positive same store sales growth remains as a core objective.

Restaurant gross margin decreased 130 basis points as a percentage of restaurant sales from 17.2% to 15.9%. Prime costs, defined as cost of goods sold and labor, were favorable by 50 basis points as a percentage of restaurant sales due to sales leverage over inflation and labor efficiencies. Rent and related expenses were unfavorable by 30 basis points, primarily due to the mix of newer store leases. Other operating expenses increased 80 basis points compared to the year-ago period due to weather-related increases in utility rates as well the timing of general liability claims expenses. Marketing costs increased 70 basis points to 3.3% of Company-owned restaurant sales reflecting increased radio advertising and general timing of the marketing spend for fiscal 2014.

Manufacturing revenues increased $0.3 million, or 3.2%, in the first quarter of 2014 to $9.5 million as a result of $0.6 million of higher sales to third-party customers, franchisees and licensees, partially offset by a $0.3 million decrease in incremental non-recurring sales that occurred solely in 2013. Manufacturing gross margin as a percentage of manufacturing revenues increased 110 basis points to 19.8% from 18.7% due to various cost-saving initiatives. In addition, manufacturing costs and gross profit has been reclassified from the prior presentation format, such that the cost savings from self-manufacturing a significant portion of bagel supply is now presented as a reduction to cost of sales versus margin created by the manufacturing activities.

Overall, total gross margin was $21.0 million in the first quarter of 2014 compared to $20.9 million in the first quarter of 2013, and as a percentage of total revenues, gross margin decreased 60 basis points to 19.1% from 19.7% in the year-ago period.

General and administrative expenses increased to $10.8 million in the first quarter of 2014 from $10.2 million in the first quarter of 2013, reflecting management vacancies that have since been filled, compensation increases, and higher professional and board of director fees.

Income from operations decreased 16.0% to $4.5 million from $5.4 million.

Adjusted EBITDA* was $10.1 million in the first quarter of 2014 compared to $10.4 million in the first quarter of 2013.

Interest expense was $1.1 million in the first quarter of 2014 compared to $1.7 million in the first quarter of 2013, reflecting a lower outstanding debt balance and a lower interest rate.

The effective tax rate in the first quarter of 2014 was 39.2% compared to 34.8% in the year-ago period. The 2014 effective tax rate excludes federal work opportunity tax credits which have not been renewed for 2014. Although federal employment tax credits have decreased our effect tax rate by an average of 1.8% over the past three years, the recognition of these federal employment tax credits for 2014 new hires cannot be predicted.

Net income in the first quarter of 2014 was $2.1 million, or $0.11 per diluted share, compared to net income in the first quarter of 2013 of $2.4 million, or $0.14 per diluted share. Net income in the first quarter of 2014 included pre-tax senior management transition costs of $1.1 million or $0.04 per diluted share after-tax. Additionally, the Company estimates that adverse weather conditions negatively impacted diluted earnings per share by approximately $0.02 in the first quarter of 2014.

*	A reconciliation of the non-GAAP measure to the nearest GAAP measure can be found in the accompanying tables below.

Restaurant Development

As of April 1, 2014, there were 862 Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® branded restaurants in operation consisting of 459 Company-owned and operated restaurants, 115 franchised restaurants and 288 licensed restaurants. During the first quarter 2014, the Company opened 13 restaurants consisting of one Company-owned restaurant, three franchised restaurants, and 9 licensed restaurants.

Fiscal Year 2014 Guidelines

The Company is providing the following guidelines for the 2014 fiscal year which is a 52-week period ending December 30, 2014. All guidelines are unchanged from previous communications, with the exception of the range for capital expenditures, which has been updated to reflect additional remodeling projects at Company-operating restaurants.

•	75 to 85 system-wide openings.

•	Capital expenditures of $30.0 million to $35.0 million.

•	Cost of goods inflation of approximately 1% to 2%.

•	Restaurant gross margin similar to 2013 on a full year basis.

•	Pre-opening expense of $65,000 to $75,000 per new Company-owned restaurant.

•	Interest expense of $4.5 million to $5.0 million.

•	An estimated annual effective tax rate of approximately 39%; however, the Company expects to only pay minimal cash-taxes for the next several years.

Conference Call Today

The Company will host a conference call to discuss its first quarter 2014 financial results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). Hosting the call will be Michael Arthur, Interim President and Chief Executive Officer, John Coletta, Chief Financial Officer, and Manny Hilario, Chief Operations Officer

The conference call will be webcast live from Einstein Noah’s website at www.einsteinnoah.com and will be archived there as well. The dial-in numbers for the conference call are 888-401-4669 for domestic toll-free calls and 719-325-2402 for international. A telephone replay will be available through May 8, 2014, and may be accessed by dialing 877-870-5176 for domestic toll-free calls or 858-384-5517 for international. The conference ID is 3279332.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends after quarter-end. The Company’s responses to questions, as well as other matters discussed during the call may contain or constitute information that has not been previously disclosed.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick-casual segment of the restaurant industry that operates, franchises and licenses locations under the Einstein Bros.®, Noah’s New York Bagels® and Manhattan Bagel® brands. The Company’s retail system consists of over 860 restaurants in 42 states and the District of Columbia. It also operates a dough production facility. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release, including statements under the heading “Fiscal Year 2014 Guidelines”, constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “guideline,” “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “look forward,” “expects,” “prospects,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “target,” “trend,” “contemplate,” “anticipates” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ materially from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These unknown risks, uncertainties and other factors include but are not limited to (i) the results for the 2014 first quarter and year-over-year revenue and other financial results, comparable store sales, and margin performance are not necessarily indicative of future results, and our expectations for 2014 results are subject to shifting consumer preferences, new product execution, economic conditions, weather, competition, seasonal factors and cost containment initiatives, among other factors; (ii) our ability to improve transactions and our long-term growth are dependent upon consumer acceptance of our products and marketing initiatives, general economic and market conditions, among other factors; (iii) our ability to continue to improve store level margins and contain costs are dependent upon successfully executing plans for productivity improvements, labor efficiencies and food cost management;

(iv) the ability to develop and open new Company-owned, franchised and licensed restaurants and upgrade Company-owned restaurants is dependent upon the availability of capital, securing acceptable financing and lease terms for desired locations, as well as the availability of contractors and materials, and securing necessary permits and licenses; (v) our ability to expand our development pipeline and ultimately expand our royalty stream is dependent upon the factors listed in (iv), above, and our ability to attract franchisees and licensees and negotiate favorable agreements; (vi) our ability to obtain lower costs for agricultural commodities is dependent upon weather, crop yield and production, the market, economic conditions, including market and inflationary pressures; (vii) our ability to build brand equity and create long-term value for our shareholders is dependent upon the success of our initiatives, financial results and the factors listed above, among other factors. These and other risks are more fully discussed in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contacts:

Investor Relations:

Raphael Gross

203-682-8253

raphael.gross@icrinc.com

Media Relations:

Kristina Jorge

646-277-1234

kristina.jorge@icrinc.com

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this report, we have provided certain non-GAAP financial information, including adjusted earnings before interest, taxes, depreciation and amortization, senior management transition costs, restructuring expenses, strategic alternative expenses, write-off of debt issuance costs and other operating expenses/income (“Adjusted EBITDA”) and “Free Cash Flow,” which we define as net cash provided by operating activities less net cash used in investing activities. Management believes that the presentation of this non-GAAP financial information provides useful information to investors because this information may allow investors to better evaluate our ongoing business performance and certain components of our results. In addition, our Board of Directors (the “Board”) uses this non-GAAP financial information to evaluate the performance of the company and its management team. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Not all of the aforementioned items defining Adjusted EBITDA occur in each reporting period, but have been included in our definition based on historical activity. Our definitions of these non-GAAP disclosures may differ from how others in our industry may define them.

We include in this report information on system-wide comparable store sales percentages. System-wide comparable store sales percentages refer to changes in sales of our restaurants, whether operated by the company or by franchisees and licensees, in operation for six fiscal quarters including those restaurants temporarily closed for an immaterial amount of time. Some of the reasons restaurants may be temporarily closed include remodeling, road construction, rebuilding related to site-specific catastrophes and natural disasters. Franchise and license comparable store sales percentages are based on sales of franchised and licensed restaurants, as reported by franchisees and licensees. Management reviews the increase or decrease in comparable sales to assess business trends. Comparable store sales exclude permanently closed locations. When we intend to relocate a restaurant, we consider that restaurant to be temporarily closed for up to twelve months after it ceases operations. If a suitable relocation site has not been identified by the end of twelve months, we consider the restaurant to be permanently closed. Until that time, we include the restaurant in our open store count, but exclude its sales from our comparable store sales. As of April 1, 2014 there are five stores that we intend to relocate, and are thus considered to be temporarily closed.

We use company-owned comparable store sales, franchise and license sales and the resulting system-wide sales information internally in connection with restaurant development decisions, planning, and budgeting analyses. We believe system-wide comparable store sales information is useful in assessing consumer acceptance of our brands; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps us evaluate the effectiveness of our advertising and marketing initiatives; and provides information that is relevant for comparison within the industry.

Comparable store sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP, and may not be equivalent to comparable store sales as defined or used by other companies. We do not record franchise or license restaurant sales as revenues. However, royalty revenues are calculated based on a percentage of franchise and license restaurant sales, as reported by the franchisees or licensees.

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share and related share information)

(unaudited)

	13 weeks ended		Increase/
	(in thousands)		(Decrease)
	April 2,	April 1,	2014
	2013	2014	vs. 2013
Revenues:
Company-owned restaurant sales	$94,226	$96,552	2.5%
Manufacturing revenues	9,193	9,491	3.2%
Franchise and license related revenues	2,969	3,825	28.8%

Total revenues	106,388	109,868	3.3%
Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs
Cost of goods sold	25,847	26,552	2.7%
Labor costs	28,680	28,855	0.6%
Rent and related expenses	10,704	11,323	5.8%
Other operating costs	10,268	11,251	9.6%
Marketing costs	2,486	3,256	31.0%

Total company-owned restaurant costs	77,985	81,237	4.2%

Manufacturing costs	7,478	7,614	1.8%

Total cost of sales	85,463	88,851	4.0%

Gross margin:
Company-owned restaurant	16,241	15,315	(5.7%)
Manufacturing	1,715	1,877	9.4%
Franchise and license	2,969	3,825	28.8%

Total gross margin	20,925	21,017	0.4%

Operating expenses:
General and administrative expenses	10,208	10,779	5.6%
Depreciation and amortization	4,940	4,322	(12.5%)
Pre-opening expenses	287	156	(45.6%)
Senior management transition costs	—	1,093	* *
Other operating expenses, net	126	161	27.8%

Income from operations	5,364	4,506	(16.0%)

Interest expense, net	1,743	1,121	(35.7%)

Income before income taxes	3,621	3,385	(6.5%)
Provision for income taxes	1,260	1,327	5.3%

Net income	$2,361	$2,058	(12.8%)

Net income – Basic	$0.14	$0.12	(14.3%)
Net income – Diluted	$0.14	$0.11	(21.4%)
Cash dividend declared per common share	$0.125	$0.130	4.0%

Weighted average number of common shares outstanding:
Basic	17,129,106	17,648,912	3.0%
Diluted	17,527,969	18,020,511	2.8%

**	Not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

PERCENTAGE RELATIONSHIP TO TOTAL REVENUES

(unaudited)

	13 weeks ended
	(percent of total revenue)
	April 2,	April 1,
	2013	2014
Revenues:
Company-owned restaurant sales	88.6%	87.9%
Manufacturing revenues	8.6%	8.6%
Franchise and license related revenues	2.8%	3.5%

Total revenues	100.0%	100.0%
Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs (1)
Cost of goods sold	27.5%	27.5%
Labor costs	30.4%	29.9%
Rent and related expenses	11.4%	11.7%
Other operating costs	10.9%	11.7%
Marketing costs	2.6%	3.3%

Total company-owned restaurant costs	82.8%	84.1%

Manufacturing (2)	81.3%	80.2%

Total cost of sales	80.3%	80.9%

Gross margin:
Company-owned restaurant (1)	17.2%	15.9%
Manufacturing (2)	18.7%	19.8%
Franchise and license	100.0%	100.0%

Total gross margin	19.7%	19.1%

Operating expenses:
General and administrative expenses	9.6%	9.8%
Depreciation and amortization	4.7%	3.9%
Pre-opening expenses	0.3%	0.1%
Senior management transition costs	0.0%	1.0%
Other operating expenses, net	0.1%	0.2%

Income from operations	5.0%	4.1%

Interest expense, net	1.6%	1.0%

Income before income taxes	3.4%	3.1%
Provision for income taxes	1.2%	1.2%

Net income	2.2%	1.9%

(1)	As a percentage of company-owned restaurant sales
(2)	As a percentage of manufacturing and commissary revenues

EINSTEIN NOAH RESTAURANT GROUP, INC.

SELECTED FINANCIAL INFORMATION

(in thousands)

Selected Consolidated Balance Sheet Information:	January 1, 2013	April 1, 2014
Cash and cash equivalents, end of period	$5,982	$3,959
Property, plant and equipment, net	64,229	64,012
Total assets	198,254	196,761
Total debt	107,000	108,750
Total liabilities	159,295	155,240

	13 weeks ended
Selected Consolidated Cash Flow Information:	April 2, 2013	April 1, 2014
Net cash provided by operating activities	$1,379	$1,473
Net cash used in investing activities	(4,812)	(4,749)
Net cash (used in) provided by financing activities	(6,533)	1,253
Free cash flow (cash provided by operating activities less cash used in investing activities)	(3,433)	(3,276)

Reconciliation of GAAP to Non-GAAP Measures:	13 weeks ended
	April 2,	April 1,
	2013	2014
	(in thousands)
Net income	$2,361	$2,058
Adjustments to net income:
Interest expense, net	1,743	1,121
Provision for income taxes	1,260	1,327
Depreciation and amortization	4,940	4,322
Senior management transition costs	—	1,093
Other operating expense, net	126	161

Adjusted EBITDA	$10,430	$10,082

EINSTEIN NOAH RESTAURANT GROUP, INC.

SELECTED FINANCIAL INFORMATION

	Thirteen weeks ended April 1, 2014
	Company
	Owned	Franchised	Licensed	Total
Consolidated Total
Beginning balance - December 31, 2013	458	114	280	852
Opened restaurants	1	3	9	13
Closed restaurants	—	(2)	(1)	(3)
Refranchising, Net	—	—	—	—

Ending balance - April 1, 2014	459	115	288	862

	Trailing 12 Months Activity
	Company
	Owned	Franchised	Licensed	Total
Consolidated Total
Beginning balance - April 2, 2013	461	99	262	822
Opened restaurants	10	15	38	63
Closed restaurants	(9)	(2)	(12)	(23)
Refranchising, Net	(3)	3	—	—

Ending balance - April 1, 2014	459	115	288	862